Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Set forth below is a summary of the securities of EQT Infrastructure Company LLC (the “Company” or “we,” “us” or “our”).

Description of Our Shares

There is currently no market for our Class I Shares (“Class I Shares”) and Class S Shares (“Class S Shares” and together with Class I Shares, “Investor Shares”), Class E Shares (“Class E Shares”), Class Q Shares (“Class Q Shares”), Class T Shares (“Class T Shares”) and Class H Shares (“Class H Shares” and together with Class E Shares, Class Q Shares and Class T Shares, the “EQT AB Group Shares” and, together with the Investor Shares, the “Shares”). We do not intend to list our Shares on any national securities exchange and do not expect that a market for our Shares will develop in the future. Our Investor Shares and our Class T Shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Under the expected terms of our Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), effective upon our initial closing with third-party investors, except as required by law, the liability of each holder of our Shares (the “Shareholders”) (which we also refer to below as a “member” or a “Member”) in such capacity shall be limited to the amount of such Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LLC Agreement or in any class designation and except as required by law, after the payment of all subscription proceeds for the Shares purchased by such Shareholder, no Shareholder shall have any further obligations to the Company, be subject to any additional assessment or be required to contribute any additional capital to, or to loan any funds to, the Company, unless otherwise agreed by the Company and the Shareholder. No Shareholder shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Company under or pursuant to, or otherwise in connection with, the LLC Agreement or the conduct of the business of the Company solely by reason of being a member of the Company.

Summary of the Rights and Obligations of Shareholders

The following is a summary of the material provisions of our LLC Agreement relating to the rights and obligations of the Shareholders. This summary is not complete and is subject to and qualified by the detailed provisions of our LLC Agreement, which is filed as an exhibit to the Annual Report on Form 10-K to which this exhibit relates. Potential investors should study our LLC Agreement carefully before making any investment in our Shares. Capitalized terms used below have the meanings ascribed to such terms in the LLC Agreement unless otherwise defined below.

Classes of Shares

Investor Shares

Holders of Investor Shares have equal rights and privileges with each other, except as noted below and as described under “Item 1. Business—Private Offering of Shares” of the Annual Report on Form 10-K to which this exhibit relates in respect of certain fees and expenses applicable to our Investor Shares (including the management fee (the “Management Fee”) to be received by EQT Partners Inc. (the “Manager”) pursuant to the Management Agreement between the Company and the Manager (as amended and restated, the “Management Agreement”), the servicing fee (the “Servicing Fee”) and potential sales load and dealer-manager fees) and certain other terms. Holders of Investor Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Except as provided in the LLC Agreement with respect to certain transactions involving the Company and certain amendments thereto, as described in the Annual Report on Form 10-K to which this exhibit relates, holders of Investor Shares have no voting rights with respect to the Company.

Class I Shares

Class I Shares have equal rights and privileges with each other class of Investor Shares, except as described under “Item 1. Business—Private Offering of Shares” of the Annual Report on Form 10-K to which this exhibit relates in respect of certain fees and expenses applicable to our Class I Shares (including the Management Fee, Servicing Fee and potential sales load and dealer-manager fees). Holders of Class I Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

Class S Shares

Class S Shares have equal rights and privileges with each other class of Investor Shares, except as described under “Item 1. Business—Private Offering of Shares” of the Annual Report on Form 10-K to which this exhibit relates in respect of certain fees and expenses applicable to our Class S Shares (including the Management Fee, Servicing Fee and potential sales load and dealer-manager fees). Holders of Class S Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company.

EQT AB Group Shares

Each EQT AB Group Share class has rights and privileges which differ from those of the Investor Shares, as described below. Except as provided in the LLC Agreement with respect to certain transactions involving the Company and certain amendments thereto, holders of the EQT AB Group Shares, other than the Class Q Shares, have no voting rights with respect to the Company.

Class E Shares

Class E Shares are not subject to the Company’s early repurchase fee of 5.00% of the NAV of the Investor Shares repurchased from a Shareholder within 24 months of the original issue date of such Shares (the “Early Repurchase Fee”) or our share repurchase plan. On the last calendar day of each month we expect to offer to repurchase Class E Shares from EQT AB and/or any one or more of its direct or indirect subsidiaries (“EQT AB Group”) having an aggregate NAV equal to (i) the net proceeds from new subscriptions for Shares in the private offering of our Shares (a) to accredited investors (as defined in Regulation D under the Securities Act of 1933 (as amended, the “Securities Act”)) and (b) in the case of Shares sold outside the United States, to persons that are not “U.S. persons” (as defined in Regulation S under the Securities Act) in reliance on exemptions from the registration requirements of the Securities Act, including under Regulation D and Regulation S that month (which subscriptions will be accepted as of the first calendar day of the following month) less (ii) the aggregate repurchase amount (excluding any amount of the aggregate repurchase price paid using Excess Operating Cash Flow) of Shares repurchased by us during such month pursuant to our share repurchase plan. Class E Shares are subject to the Management Fee, but are not subject to the performance allocation allocated to EQT AB Group (the “Performance Allocation”). Class E Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class E Shares will be held only by EQT AB Group and are not being offered to other investors. “Excess Operating Cash Flow” means, for any given quarter, the Company’s net cash provided by operating activities, if any, less any amounts of such cash used, or designated for use, to pay distributions to Shareholders.

Class Q Shares

Class Q Shares hold the exclusive right to appoint and remove directors of the Company, increase or decrease the number of directors of the Company and fill any vacancies on the Company’s board of directors (the “Board”). Certain amendments to the LLC Agreement are also subject to the consent of Class Q members holding a majority of the outstanding Class Q Shares. Class Q members holding a majority of the outstanding Class Q Shares may also remove officers, with or without cause, at any time and may call a special meeting of the members. Class Q Shares are not subject to our share repurchase plan, the Management Fee or the Performance Allocation. Class Q Shares will be held only by EQT AB Group and are not being offered to other investors.

Class T Shares

While Class T Shares are subject to our share repurchase plan, they are not subject to the Early Repurchase Fee, the Management Fee or the Performance Allocation. Class T Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class T Shares will be held only by EQT AB Group and certain of its employees and are not being offered to other investors.

Class H Shares

Class H Shares are entitled to receive a performance allocation from the Company for so long as the Management Agreement has not been terminated. Class H Shares are not subject to our share repurchase plan, the Management Fee or the Performance Allocation. Furthermore, holders of Class H Shares will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of the Company. In the event holders of Class H Shares are paid the Performance Allocation in Class T Shares, the Company may repurchase such Class T Shares from the holders of Class H Shares. Such Class T Shares are subject to the limitations of the share repurchase plan. Class H Shares are not entitled to nominate, remove or participate in the appointment of directors of the Company. Class H Shares will be held only by EQT AB Group and its affiliates and are not being offered to other investors.

Authorized Shares

Each of our Shares represents a limited liability company interest in EQT Infrastructure Company LLC. Only EQT and its employees are expected to hold EQT AB Group Shares in the Company. There is no limit to the number of authorized Shares of the Company. “EQT” refers collectively to one or more of EQT AB Group and/or investment vehicles or other arrangements and any of their respective successors, in each case, managed and/or operated and/or advised by the EQT AB Group (the “EQT Vehicles”).

Issuance of Additional Securities

Our LLC Agreement authorizes our Board, without the consent of any other person, to create additional classes of Shares, including Investor Shares and EQT AB Group Shares, having such terms, rights, designations, preferences, powers and duties (which rights or preferences may be senior to existing classes of Shares), as our Board shall determine; provided, that the Board shall not effect any issuance of any additional Class Q Shares or create any additional classes of Shares, including Investor Shares and EQT AB Group Shares, with (i) any terms, rights, designations, preferences, powers or duties pari passu or senior to the terms, rights, designations, preferences, powers or duties of the Class Q Shares or (ii) any voting rights different from voting rights granted to holders of any class of Shares created and existing as of the date of the LLC Agreement, without obtaining the prior written consent of Class Q members holding a majority of the outstanding Class Q Shares. Our LLC Agreement also authorizes our Board, without the consent of any person, to issue additional shares of any class for the consideration and on the terms and conditions established by our Board, except as noted above.

No Further Contribution

After payment for the Shares, Shareholders will not have any further obligations to us or be required to contribute any additional capital to, or loan any funds to, us. However, under certain circumstances, a member may be required to return distributions made to them in violation of Delaware law as described under the caption “—Limited Liability of Our Members.”

Transfer of Our Shares

Shareholders may withdraw as members from EQT Infrastructure Company LLC by selling, transferring or assigning their Shares or having all of their Shares repurchased or redeemed in accordance with our share repurchase plan, our LLC Agreement and any applicable securities laws. Shareholders may generally transfer all or a portion of their Shares except to impermissible types of transferees or by transfers that would adversely affect us, including transfers that would violate the ownership restrictions imposed in our LLC Agreement.

Distributions

The Company does not expect to make distributions on a regular basis. The amount of any distributions the Company may pay in the future is uncertain. In the event that the Company makes a distribution in the future with respect to any class of Shares, it shall be distributed among the holders of Shares of such class pro rata in proportion to the number of Shares of a particular class owned by a Shareholder relative to the total outstanding Shares of such class owned by all Shareholders. In addition, any cash distributions to holders of our Shares will automatically be reinvested under our distribution reinvestment plan in additional whole and fractional Shares unless such holders elect to receive distributions in cash.

Rights Upon Liquidation

Upon the dissolution of the Company, after paying or making reasonable provision for the payment to the Company’s creditors of all claims and obligations in accordance with the Delaware Limited Liability Company Act (as amended from time to time, the “LLC Act”), the remaining assets of the Company shall be distributed among the holders of Shares pro rata in proportion to the percentage ownership interest of any Shareholder determined at such time by dividing the number of Shares owned by such Shareholder by the total outstanding Shares owned by all Shareholders (subject to the rights of any holders of Shares specified in any class designation and the terms of any class of Shares specified in the LLC Agreement or in any class designation).

Our Management

Our Powers

Except as otherwise specifically provided in our LLC Agreement, our Board will have complete and exclusive discretion in the management and control of our business and affairs and will be authorized to employ all powers necessary or advisable to carry out our purposes and policies, conduct our business and affairs, and exercise our powers. Our Board has delegated to our Manager, the management of our overall portfolio, subject to the Board’s supervision.

Other than with respect to the admission of a new Class Q member which shall require the approval of Class Q members holding a majority of the outstanding Class Q Shares, our Board will have the sole and absolute discretion to accept or refuse to accept the admission of any subscriber as a member of the Company. Except to the extent limited by Delaware law or our LLC Agreement, our Board may delegate any or all of its duties under our LLC Agreement to any person, including any affiliates of EQT.

Members’ Powers

Except as otherwise specifically provided in the LLC Agreement, no member that holds Investor Shares can participate in or have any control over our business and affairs or have any right or authority to act for, or to bind or otherwise obligate, us.

Formation and Duration

The Company was formed on June 20, 2024 as a Delaware limited liability company. The Company will remain in existence until its certificate of formation has been canceled in the manner required by the LLC Act following the Company’s dissolution and the completion of the winding up of the Company in accordance with our LLC Agreement and Delaware law. The LLC Agreement provides that the Company will be dissolved upon (a) the adoption of a resolution by the Board approving the dissolution of the Company or (b) at any time there are no members of the Company unless the Company is continued without dissolution in accordance with the LLC Act.

Limited Liability of Our Members

Members will have no personal liability for any of the Company’s obligations or liabilities solely by reason of being a member of the Company. Members will only be liable, in their capacity as a member, to the extent of their capital contribution and pro rata share of any of our undistributed profits.

Delaware law provides that, for a period of three years from the date on which any distribution is made to Shareholders (or later, if an action to recover the distribution is commenced prior to the expiration of such three year period), Shareholders may be liable to us for the distribution if both of the following are true:

(1)	the distribution was made in violation of the LLC Act; and

(2)	the member knew at the time they received the distribution that it was made in violation of the LLC Act.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships among EQT, the Manager and their respective affiliates, on the one hand, and members of the Company, any current or former subsidiary of the Company or any other person in which the Company or any subsidiary of the Company currently owns or formerly owned an interest directly or indirectly (the “Company Group”) and our members, on the other hand. Whenever a potential conflict arises among EQT, the Manager or any of their respective affiliates, on the one hand, and any member of the Company Group or any member, on the other hand, our Board or the Manager may, but shall not be required to, resolve that conflict by seeking approval from our audit committee (the “Audit Committee”). Our LLC Agreement contains provisions that reduce and eliminate the duties of our Board, including fiduciary duties, to our members. Our LLC Agreement also restricts the remedies available to members for actions taken that without those limitations might constitute breaches of duty, including fiduciary duties.

Under our LLC Agreement, our Board or the Manager will not be in breach of its obligations under the LLC Agreement or its duties to us or our members if the resolution or course of action taken with respect to the conflict is:

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approved by a majority of the independent directors, which may include the approval of the Audit Committee (“Special Approval”), although our Board or the Manager is not obligated to seek such approval;

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determined by the Board or the Manager, as applicable, to be on terms which are, in the aggregate, no less favorable to us than those generally being provided to or available from unrelated third parties;

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determined by the Board or the Manager, as applicable, to be fair and reasonable to us, taking into account the totality of the relationships among the parties involved (including other transactions that may be particularly favorable or advantageous to us); or

•	approved by the vote of Members owning a majority of the Investor Shares (excluding any Investor Shares owned by EQT or any of its affiliates).

The Board or the Manager shall be authorized, but is not required to, in connection with its resolution or course of action taken with respect to such conflict of interest, to seek Special Approval or member approval of such conflict of interest, and the Board or the Manager may also adopt a resolution or course of action that has not received Special Approval or member approval. If our Board or the Manager does not seek approval from the Audit Committee or our members and the Board or the Manager, as applicable, determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the second and third bullet points above, then it will be presumed that in making its decision the Board or the Manager, as applicable, acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution or course of action taken with respect to a conflict is specifically provided for in our LLC Agreement, the Board or the Audit Committee may consider any factors they determine in their sole discretion to consider when resolving or taking a course of action with respect to a conflict. Our LLC Agreement provides that the Board will be conclusively deemed to be acting in good faith if the Board subjectively believes that the determination made or not made is in, or not adverse to, the best interests of the Company.

Notwithstanding the foregoing two paragraphs, the Company will be required to obtain Special Approval and approval of our executive committee (the “Executive Committee”) for any sale of a portfolio company by the Company to, or acquisition of a portfolio company from, EQT, any EQT Vehicle or any of their respective affiliates.

Fiduciary Duties

The Board is accountable to members as a fiduciary, except as otherwise provided in our LLC Agreement. The LLC Act provides that Delaware limited liability companies may in their limited liability company agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by directors, managers, controlling members and their affiliates to members and the limited liability company.

Our LLC Agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our directors, managers, controlling members and their affiliates (but such provisions do not, for the avoidance of doubt, waive the fiduciary duty that the Manager owes to the Company under the Investment Advisers Act of 1940, as amended (the “Advisers Act”)). These provisions will allow EQT, the Manager and their respective affiliates to engage in transactions with us that could otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving or taking a course of action with respect to conflicts of interest. Without these modifications, the ability of the Board and our Audit Committee to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our members because they restrict the remedies available to our members for actions that without those limitations might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our Board and the Audit Committee to take into account the interests of third parties in addition to our interests when resolving or taking a course of action with respect to conflicts of interest.

The following is a summary of the material restrictions on the fiduciary duties owed by our Board to our members:

State Law Fiduciary Duty Standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of care would generally require a board of directors of a Delaware limited liability company to make decisions in a deliberate and fully informed manner after taking into consideration all material information reasonably available. In the absence of a provision in a limited liability company agreement providing otherwise, the duty of loyalty would generally require a board of directors of a Delaware limited liability company to take any action or omit to take action on a disinterested basis, in good faith, with an honest belief that it is in the best interests of the limited liability company.

LLC Agreement Modified Standards

Our LLC Agreement contains provisions that modify or eliminate duties of or consent to conduct by the Board, the Manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law (but such provisions do not, for the avoidance of doubt, waive the fiduciary duty that the Manager owes to the Company under the Advisers Act). These modifications apply to all investors in all classes of our Shares. However, our LLC Agreement does not eliminate all duties owed by the Board to our Shareholders. Our directors, in their capacity as such, will generally be required to act in good faith when making a determination, taking or declining to take any action pursuant to our LLC Agreement. Our LLC Agreement provides that the Board will be conclusively deemed to be acting in good faith if the Board subjectively believes that the determination made or not made is in, or not adverse to, the best interests of the Company.

In addition to the other more specific provisions limiting the obligations and liabilities of our Board, our LLC Agreement further provides that, except as required by applicable preemptive U.S. federal law or the LLC Act, none of the members of the Board, the Manager, the officers of the Company, the holder of the Class Q Shares, EQT AB and their respective affiliates, directors, officers, representatives, agents, consultants, shareholders, members, managers, partners and employees, and any other person who serves at the request of EQT AB or its affiliates as a director, officer, agent, consultant, member, manager, partner, shareholder, trustee or employee of the Company or any other person or entity (each such person or entity being an “Indemnified Party”) will be liable to us, our members or any other person bound by the LLC Agreement for (i) any act or omission or for any breach of contract (including a breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that (A) in respect of the matter in question, the Indemnified Party acted in bad faith or engaged in fraud or willful misconduct or (B) the Indemnified Party’s action or omission was not made in the course of performing, or pursuant to, such person’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof, (ii) any action or omission to act by any other person, (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent, or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws.

Exculpation and Indemnification

To the fullest extent permitted by applicable law, none of the Indemnified Parties will be liable to the Company or any members for any losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of: (i) any act or omission of an Indemnified Party or for any breach of contract (including a breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, (A) in respect of the matter in question, the Indemnified Party acted in bad faith or engaged in fraud or willful misconduct or (B) the Indemnified Party’s action or omission was not made during the course of performing, or pursuant to, the Indemnified Party’s duties as a director, officer, trustee, manager, employee or agent of the Company or an affiliate thereof, (ii) any action or omission to act by any other person, (iii) any mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker, placement agent or other agent as provided in the LLC Agreement or (iv) any change in U.S. federal, state or local or non-U.S. income tax laws, or in interpretations thereof, as they apply to the Company or the members, whether the change occurs through legislative, judicial or administrative action. Notwithstanding the immediately preceding sentence, to the fullest extent permitted by law, no member will be liable to the Company, any other member or any other person bound by the LLC Agreement.

To the fullest extent permitted by applicable law, (i) the Company will indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Party, or for any breach of contract (including breach of the LLC Agreement) or any breach of duties (including breach of fiduciary duties) whether arising under the LLC Agreement, at law, in equity or otherwise; provided, that an Indemnified Party will not be entitled to indemnification under the LLC Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the Indemnified Party’s action or omission constitutes fraud, willful misconduct or bad faith or the Indemnified Party’s actions or omissions were not made during the course of (A) performing or pursuant to the Indemnified Party’s duties as a director, officer, trustee, manager, employee, member or agent of the Company or an affiliate, director, officer, representative, agent, consultant, shareholder, member, manager, partner or employee thereof, or (B) performing actions at the request of EQT AB or its affiliates, in the case of both (A) and (B) in respect of, arising out of or in furtherance of the interests of (1) the Company, its subsidiaries or its portfolio companies or (2) the Indemnified Party’s activities related to the foregoing entities, (ii) the Company shall also have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the person is or was an employee or agent of the Company, or, while serving as an employee or agent of the Company, is or was serving at the request of the Company as a director, officer, representative, member, manager, employee, consultant, shareholder, partner, agent or trustee of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, representative, member, manager, employee, consultant, shareholder, partner, agent or trustee or in any other capacity while serving as a director, officer, representative, member, manager, employee, consultant, shareholder, partner, agent or trustee, from and against any and all claims, liabilities, damages, losses, costs and expenses of any kind, including legal fees and amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and expenses of investigating or defending against any claim or alleged claim, of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The

Executive Committee shall have the non-exclusive authority to determine the extent to which employees or agents are entitled to be indemnified. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Securities and Exchange Commission such indemnification is contrary to public policy and therefore unenforceable.

Mandatory Repurchases

The LLC Agreement provides that the Board may cause the Company to repurchase, on 10 days’ prior written notice, all or any portion of the Shares of a member or assignee without consent or other action by such member or assignee or other person if the Board determines that:

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the Shares have been transferred in violation of the LLC Agreement, or have vested in any person by operation of law as a result of the death, divorce, dissolution, termination, bankruptcy, insolvency or adjudicated incompetence of the Shareholder;

•	any transferee does not meet any investor eligibility requirements established by the Company from time to time;

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ownership of Shares by a member, assignee or other person is likely to cause the Company to be in violation of, or require registration of the Shares under, or subject the Company to additional registration or regulation under, the securities, commodities, or other laws of the United States or any other jurisdiction in the world, including without limitation the Investment Company Act of 1940, as amended;

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continued ownership of the Shares by a member or assignee may be harmful or injurious to the business or reputation of the Company, the Manager, EQT, or any of their affiliates, or may subject the Company or any member to an undue risk of adverse tax or other fiscal or regulatory consequences;

•	any of the representations and warranties made by a member, assignee or other person in connection with the acquisition of Shares was not true when made or has ceased to be true;

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with respect to a member or assignee subject to special laws or regulations, such member or assignee is likely to be subject to additional regulatory or compliance requirements under these special laws or regulations by virtue of continuing to hold any Shares;

•	it would be in the interest of the Company for the Company to repurchase the Shares; or

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all or any portion of the assets of the Company may be characterized as the assets of any Plan for purposes of ERISA, Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or any applicable Other Plan Laws or Similar Laws. “Plan” refers to any (i) “employee benefit plan” (as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) which is subject to Title I of ERISA, (ii) “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code (including, without limitation, an individual retirement account and a “Keogh” plan), (iii) plan, fund, account or other arrangement that is subject to provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Other Plan Laws”), and (iv) entity whose underlying assets are considered to include the assets of any of the foregoing described in clauses (i), (ii) and (iii), pursuant to ERISA or otherwise. “Similar Laws” refer to any U.S. or non-U.S. federal, state, local or other laws or regulations that (x) are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA and/or Section 4975 of the Code and (y) would provide that the assets of the Company could be deemed to include the assets of such Plan by reason of an investment in the Company.

Share Repurchase Plan

We have adopted a share repurchase plan, whereby on a quarterly basis, Shareholders may request that we repurchase all or any portion of their Shares, subject to the terms and limits set forth in such plan, which is filed as an exhibit to this Annual Report on Form 10-K to which this exhibit relates.

Third-Party Tender Offers

Our LLC Agreement contains provisions that apply to tender offers by third parties including compliance with the applicable laws for such tender offers in addition to certain obligations to the Company regarding notice and reimbursement of company expenses.

Submission to Jurisdiction

Our LLC Agreement provides that, (i) except as provided in clause (ii) below, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the LLC Agreement or the transactions contemplated in the LLC Agreement or otherwise relating to the Company, including any claim or cause of action (whether in contract, tort, statute, common law or otherwise) that may be based upon, arise out of or relate to the negotiation, execution or performance of the LLC Agreement (including (A) any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with the LLC Agreement or as an inducement to enter into the LLC Agreement, (B) any derivative action, suit or proceeding brought on behalf of the Company, (C) any suit, action or proceeding asserting a claim of breach of a duty owed by any current or former Director, officer, employee, Manager or Member of the Company, their respective affiliates, directors, officers, representatives, agents, shareholders, members, managers, partners and employees, and any other person who serves at the request of EQT or its affiliates as a director, officer, agent, member, manager, partner, stockholder, trustee or employee of the Company or any other person, (D) any suit, action or proceeding asserting a claim arising pursuant to any provision of the LLC Act or the LLC Agreement or as to which the LLC Act confers jurisdiction on the Court of Chancery of the State of Delaware or (E) any suit, action or proceeding asserting a claim governed by the internal affairs doctrine), shall be brought exclusively in the Court of Chancery of the State of Delaware, or if such court does not have jurisdiction over the subject matter of such proceeding or if such jurisdiction is not available, in the other courts of the State of Delaware or in the United States District Court for the District of Delaware, (ii) notwithstanding anything to the contrary in the LLC Agreement, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the District of Delaware shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and (iii) each party to the LLC Agreement irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any of such courts or that any such suit, action or proceeding which is brought in any of such courts has been brought in an inconvenient forum. The foregoing provisions shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Jury Trial Waiver

The LLC Agreement provides that Shareholders will waive their rights to trial by jury in any action or proceeding arising out of or related to LLC Agreement, to the maximum extent permitted by law. Such waiver of a jury trial will not serve as a waiver by any parties of any rights for claims made under the U.S. federal securities laws. In addition, Shareholders cannot waive the Company’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.